                                                                    Exhibit 99.2

                      SUPERIOR GALLERIES Q3 FY 2006 RESULTS

                           MODERATOR: SILVANO DIGENOVA
                                  MAY 16, 2006
                                   1:30 PM PT

Collins: Thank you, Operator. Good afternoon everyone and welcome to the Superior Galleries conference call for the Company's fiscal 2006 third quarter, which ended March 31, 2006.

                    As the Operator said, my name is Sean Collins, a Senior Partner with CCG, the Company's Investor Relations counsel. In a moment you will hear from the company's CEO, Silvano DiGenova, and its Executive Vice President and Chief Operating Officer, Larry Abbott.

                    But we'd like to begin with the following statement: The Company wishes to take advantage of the Safe Harbor Provision of the Private and Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking statements under the Act.

                    Such forward-looking statements may include general or specific comments by Company officials about future performance as well as certain responses to questions posed to the Company's officials about future operations.

                    The Company wishes to caution participants in this call that numerous factors could cause actual results to differ materially from any future forward-looking statements. These factors include the risk factors set forth in the Company's SEC filings.

                    Any forward-looking statements made in this call speak only as of the date of the call and the Company undertakes no obligation to revise or update any forward-looking statements whether as a result of new information, future results or otherwise.

                    Following management's prepared remarks, we will open the call to questions from members of the investment community. Please note that any journalists monitoring the call are welcome to contact management or CCG separately following the call's conclusion.

                    So with that said, it's my pleasure to turn the call over to the Chairman, President and CEO of Superior Galleries, Silvano DiGenova.

                    Sil?

Silvano DiGenova:   Thank you. I'm Silvano DiGenova, Chairman and CEO of
                    Superior Galleries. I'm joined here today by Larry Abbott, our Executive Vice President and Chief Operating Officer.

                    Earlier, we issued a press release on the financial results of the quarter and nine-month period ended March 31, 2006. If you're at a computer, you can go to our Web site, which is www.sgbh.com, scroll down to the page to Press Releases under 'Superior in the News' in the left-hand column, click on 'Press Releases' and you'll see it.

                    Or if you prefer, you can contact CCG at 310-477-9800.

                    To summarize: For the fiscal 2006 third quarter ended March 31, 2006, we reported record revenues of $15.1 million, a 29% increase over the $11.7 million in revenues in the corresponding period of the prior year.

                    We believe there are both internal factors and external forces that are driving our record revenue performance, and we believe they will continue to position us for good financial results in coming quarters.

                    The internal factors include achievements we have mentioned in our conference calls in recent months:

                       1) The significant upgrade to our website and its
                    e-commerce functionality;

                       2) Improvements to our management team and our sales
                    force;

                       3) And various business-building initiatives such as our
                    online-only "Collectors' Auctions," expanded advertising, a shift to high-quality consignments that we have spoken of in recent conference calls, and related strategies.

                    Supporting all of these is the expanded access to capital that we gained from our largest shareholder, Stanford Financial, in 2005 and our more recent designation as preferred supplier and exclusive auctioneer for Stanford's member company, Stanford Coin and Bullion.

                    The external factors supporting our outlook are well-known to anyone who has been paying any attention at all to domestic and international news in recent months.

                    Gold recently reached its highest price since 1980. Many market commentators are seeing this as a symptom of investor uncertainty about the prospects for the stock and bond and other investing markets, and as evidence a "yearning for yield" on the part of many investors. Other metals, both precious and base metals, are following suit.

                    Oil prices are zooming upward, as any driver knows. There are fears about further rises in the price of oil, further erosion in the value of the U.S. dollar, and potential international unrest in areas of the world, especially oil-producing regions, ranging from Iran and Nigeria to South America.

                    As in past times of economic uncertainty, many investors seek to hedge their risk by investing in gold bullion, and the wisest of them also invest in rare coins. They realize that bullion is bullion, and its commodity price is its market price. In contrast, many rare coins have market value and potential for appreciation in excess of their intrinsic commodity price. So a shrewdly composed portfolio of coins can, over time, strongly outperform stocks, bonds and commodities and can serve as a welcome hedge against turmoil in other investments. Coins are also more portable than bullion and have tax advantages in many jurisdictions.

                    We believe that the improvements we have made to our company's operations are coming together and gaining traction now, as reflected in our third-quarter results.

                    We also believe that the combination of these internal improvements plus the external forces I've just outlined will positively impact our financial performance in coming quarters.

                    Before I outline further strategic highlights and our outlook, our COO Larry Abbott will review our financial results for the quarter and nine months ended March 31, 2006.

                    Larry?

Larry Abbott:       Thank you, Sil. As Sil mentioned, in the third quarter, we reported revenues of $15.1 million. This marked a year-over-year improvement of $3.4 million, or 29%, over revenues of $11.7 million for the prior-year quarter. As noted in our 10Q, the year-over-year improvement was primarily due to strong market demand for rare coins, which we believe was caused in part by rising gold prices, rising oil prices, and numerous other factors that continue to create overall uncertainty in the stock and bond markets.

                    We are meeting this higher market demand with both higher levels and improved quality of inventory. These inventory improvements continue to reflect in part the financing provided to us in 2005 by Stanford Financial, our largest shareholder.

                    Our quarterly commission income improved year over year, to $1.2 million, or 8% of total revenues, from $725,000, or 6% of revenues. As many of you know, our commission income incurs minimal cost of sales, and varies from period to period based on the mix of wholesale and retail revenues in any given quarter. Commission income was influenced positively by the timing of one auction which has fallen in our fourth quarter in prior years, but which was in the third quarter this year.

                    In the third quarter, the shift to higher-quality consignments that Sil mentioned also had the effect of raising hammer prices.

                    Hammer prices for the March 2006 quarter increased 24% year over year, From $8.1 million in the prior-year quarter to $10.1 million in the March 2006 quarter.

                    Our cost of sales totaled $12.1 million, or 80% of revenues for the third quarter of fiscal 2006. This compares with cost of sales totaling $9.7 million, or 83% of total revenue, in last year's third quarter.

                    Gross profit for the three months ended March 31, 2006 improved year-over-year to approximately $3 million, or 20% of total revenues, versus approximately $2 million, or 17% of revenues, in the prior-year quarter.

                    In the third quarter of fiscal 2006, selling, general and administrative expenses totaled $2.4 million, or 16% of revenues, as compared with $2.1 million, or 18% of revenues, in the prior-year quarter.

                    The dollar increase primarily reflects adding key staff to our team, Employee compensation and commissions increased year over year by $238,000 for the third quarter.

                    Third-quarter SG&A also included approximately $81,000 in expanded investor relations and public relations expenses, $52,000 in higher travel and other sales-related costs, $89,000 in employee stock options expenses, plus internet-related fees and commissions of $33,000 and higher e-commerce consulting expenses of $22,000. Given these higher expenses and costs, we are pleased that SG&A as a percentage of total revenues declined 200 basis points year over year.

                    Third-quarter operating income of $578,000 represented a 1% year-over-year decline as compared to the prior-year third-quarter's operating income of $679,000.

                    Our third-quarter net income was $451,000, or 9 cents per basic share, 5 cents diluted, versus a net loss of $203,000, or 4 cents per basic and diluted share, for the prior-year quarter.

                    As noted in our 10Q filing and press release, we recorded a one-cent-per-share extraordinary gain that stemmed from early repayment of the balance of a $1.9 million line of credit.

                    For the nine months ended March 31, 2006, total revenue increased 24%, from $29.3 million in the first nine months of fiscal 2005 to $36.3 million in the most recent nine-month period. This included a 22% revenue increase in the wholesale segment and a 27% increase in retail sales, year over year.

                    Commission income, which can vary from one quarter to another as noted, increased 25% comparing the two nine-month periods, from $1.6 million in the fiscal 2005 nine months to $2 million in the nine-month period ended March 2006.

                    Meanwhile, our nine-month cost of revenues increased 26%, to approximately $30 million, or 82% of revenues, as compared to $23.7 million, or 81% of revenues in the prior-year period.

                    Nine-month gross profit totaled $6.5 million, or 18% of sales, a 14% increase from $5.7 million, or 19% of sales, in the prior-year period.

                    Meanwhile, due to additions to staff and other business-building efforts, nine-month SG&A expenses were up 23% year over year, to $6.9 million, from $5.6 million. SG&A as a percentage of sales, however, remained at 19% comparing the two periods.

                    Our operating loss totaled $393,000 for the fiscal 2006 year to date, versus operating income of $73,000 for the corresponding period of fiscal 2005.

                    This reflected business-building investments throughout the nine-month period, as well as the effects of increased competition that we have discussed in prior conference calls.

                    Our nine-month net loss totaled $772,000, or 16 cents per share, compared to a $208,000 net loss, or 5 cents per share, in the prior-year nine-month period.

                    Again, we recorded a one-cent-per-share extraordinary gain that stemmed from early repayment of the balance of a $1.9 million line of credit, and our nine-month loss per share of sixteen cents is net of that.

                    Turning to the balance sheet, our cash increased slightly, to $471,000 at March 31, 2006, from $417,000 at June 30,
                    2005. Our accounts receivable also increased, to $5.2 million at March 31, 2006, from approximately $5 million at June 30, 2005.

                    Inventories increased approximately 8.2% during the first nine months of the year, to $9.4 million at March 31, from $8.7 million at our June, 2005 fiscal year-end.

                    Cash provided by our operating activities totaled $915,000 for the nine months ended March 31, 2006, versus cash used in operations of $887,000 at the same point of the prior year. For further details on these items, please consult our 10-Q filing for the period ended March 31, 2006.

                    Now I'll turn it back to Sil for additional commentary on our strategy and outlook.

Silvano DiGenova:   Thanks, Larry.

                    In news reported following the close of the March quarter, we reported prices realized of $2.4 million during our March 30 to 31 Santa Clara Elite Auction. This event was anchored by significant private collections, including the Megan Collection and The Property of a Lady, and was an unqualified success, with almost 75% sold by lot and dollar value.

                    As we have noted in recent conference calls, enhancing our Elite Auction offerings fits with our overall strategy to use our Elite auctions and our monthly online-only Collectors' Auction events to gain significant new customers. These "life-cycle" customers then receive the exclusive, top-level numismatic expertise of our Private Client Services Group.

                    As we reported on our last conference call, we have been selected by the State of California to serve as the exclusive auctioneer for unclaimed property, including rare coins, jewelry and other high-end small collectibles from personal estates lacking designated legal beneficiaries.

                    We held the first of these events in early May, during our fiscal fourth quarter.

                    Our first event of this kind featured a wide variety, and surprisingly high quality, of vintage pocket watches, top name brands of wristwatches, large amounts of jewelry, bullion, and assorted high-end collectibles.

                    We continue to anticipate conducting about two auctions per year under this program.

                    As we have noted, we do not expect these unclaimed property auctions to contribute significantly to the bottom line.

                    But this program does add a third auction to our fourth-quarter schedule. And we anticipate that these unclaimed property auctions will serve to broaden and extend our customer base going forward.

                    Looking ahead, as we announced in our April 13 press release, we have secured the landmark Good River Collection for our May 28th to May 30th Beverly Hills Elite Auction.

                    This multi-million-dollar consignment includes hundreds of rare and high-grade coins, and represents further proof of our strategic shift toward emphasizing and specializing in top- quality consignments. We look forward to seeing you at our exclusive Beverly Hills showroom to preview this collection, at the Beverly Hills Elite Auction itself and at our other future auctions. We believe this may well prove to be our biggest auction in terms of total dollar-value sold since 2001.

                    The take-away we'd like you to keep in mind from our prepared remarks today is this:

                    We have spent several quarters positioning Superior Galleries to take optimal advantage of the ongoing geopolitical and economic trends that are driving increased demand for rare coins.

                    We believe that our record results of this quarter reflect permanent operational improvements, and that our strong performance will continue in coming quarters.

                    With continued high oil prices, continued high metals prices, the decline in the dollar exchange rate and ongoing uncertainty affecting other kinds of investments, we are seeing investors continue to become new and higher-quality Superior Galleries clients to balance and hedge their portfolios.

                    We are better prepared to serve them than ever before in our company's history, and based on that, we hope to report continued strong financial performance going forward.

                    So at this time I'd like to open the call to questions.

Operator:           At this time I would like to remind everyone, if you would like to ask a question please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the question and answer roster.

Silvano DiGenova:   Well we'd like to thank you all for your time and attention
                    1and we look forward to speaking to you about our fourth-quarter and full fiscal year 2006 results in a few months. Thank you all.

Operator:           Ladies and gentlemen, this concludes today's Superior
                    Galleries' conference call. You may now disconnect.

END